                           PURCHASE AND SALE AGREEMENT


     This AGREEMENT is made this 4th day of August, 1998, by and between Sodexho USA, Inc., a Delaware corporation, having an address at 153 Second Avenue, Waltham, Massachusetts and Service Supply Corporation, a Massachusetts corporation, having an address at 153 Second Avenue, Waltham, Massachusetts 02154 (collectively, "Seller"), and Geltex Pharmaceuticals, Inc., a Delaware corporation, having an address at Nine Fourth Avenue, Waltham, Massachusetts 02154 ("Purchaser").

     1. Property. Seller agrees to sell and Purchaser agrees to buy, subject to the terms and conditions of this Agreement, the following described property:

     (a) fee simple title to that parcel of land located at 153 Second Avenue, Waltham, Massachusetts consisting of two parcels totaling approximately 8.9 acres of land as more particularly described in Exhibit A-1 attached hereto (the "Land") together with all buildings, structures and improvements now existing thereon (collectively, the "Improvements"), together with all of Seller's right, title and interest in and to any street, ways or alleys abutting or adjoining thereon, and any strips, gores, easements, hereditaments and appurtenances in or affecting the Land and the airspace and right to use the airspace above the Land, (collectively, the "Premises"); and

     (b) all of Seller's right, title and interest, if any, in and to any and all (i) warranties, guaranties and indemnities by or claims against third parties with respect to the Premises or the furnishing or installation of equipment thereon (including, without limitation, any guaranties or warranties with respect to the roof, the heating system, etc.), (ii) licenses, permits, certificates, variances, consents, approvals or similar documents relating to the Premises, (iii) plans, drawings, specifications, surveys, engineering and other designs, borings, soil and other tests and reports, project budgets and schedules, and other technical descriptions relating to the Premises,
          (iv) sewer and water rights associated with the Premises and all oil and gas, mineral and water rights therein (all of the items described in this subparagraph (b) are sometimes herein collectively called the "Contract Rights and Intangible Assets").



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The Premises and the Contract Rights and Intangible Assets are sometimes herein collectively called the "Property".

     2. Purchase Price. The agreed purchase price for the Property is $11,000,000.00 (the "Purchase Price") payable as follows:

     (a) An initial deposit of $100,000.00 has been deposited with Lynch Murphy Walsh & Partners, Inc. ("Lynch") with an address at One Financial Center, Boston, Massachusetts 02111. Simultaneously with the execution and delivery of this Agreement, Purchaser shall make a deposit with Ropes & Gray with an address at One International Place, Boston, Massachusetts 02110 in the amount of $400,000.00, and Lynch shall deposit with Ropes & Gray the $100,000.00 it is presently holding for a total deposit of $500,000.00 (hereinafter called the "Deposit"). The Deposit shall be held by Ropes & Gray, as escrow agent. The Deposit shall be placed in an interest bearing account. The Deposit shall be held in escrow subject to the terms of this Agreement and in a manner sufficient to identify such as being held in escrow pursuant to this Agreement. The Deposit and any interest accrued thereon shall be disbursed to Seller (or returned to Purchaser, as the case may be) in accordance with the terms of this Agreement. Upon request each of Purchaser and Seller shall provide to Ropes & Gray taxpayer identification numbers and W-9's for the interest on the Deposit.

     (b) On the Closing Date, one-half of any interest accrued on the Deposit shall be paid to Seller as additional consideration hereunder and the Deposit and one half of any interest accrued thereon shall be credited against the Purchase Price and paid to Seller.

On the Closing Date, Purchaser shall pay to Seller in cash, by bank or cashiers check or by wire transfer of immediately available federal funds an amount equal to (x) the Purchase Price less (y) the Deposit and one half of any interest accrued thereon and (z) increased or decreased by the amount of any adjustments thereto provided for herein.

     3. Closing. The closing of the sale of the Property (the "Closing") pursuant to this Agreement shall take place at 12:00 noon on October 21, 1998 or upon such earlier date as the parties may agree upon in writing (the "Closing Date"), at the offices of Ropes & Gray at One


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International Place, Boston, Massachusetts 02110, or at such other place as the parties may agree upon in writing.

     4. Title. The Land and the Improvements shall be free from all encumbrances, except:

     (a)  provisions of existing building and zoning laws;

     (b) real estate taxes assessed against the Land and the Improvements for the current year as are not due and payable on or before the Closing Date;

     (c) any liens for municipal betterments or special assessments assessed after the date of this Agreement (for any municipal betterment or special assessment assessed after the date of this Agreement, Purchaser shall pay such assessed amount);

     (d)  the Lease (as hereinafter defined); and

     (e) such other easements, rights, restrictions, reservations or other encumbrances of record now in force and applicable provided such encumbrances do not interfere with the use of the Premises or the new improvements to be constructed thereon by Purchaser for offices and laboratory purposes ("Purchaser's Intended Use") (it being acknowledged by Purchaser that there are wetlands and restrictions relating thereto on a portion of the Land).

The encumbrances referenced in clauses (a) through (e) above shall be collectively referred to herein as the "Permitted Title Exceptions". Purchaser shall obtain and review information regarding title to the Premises including any survey Purchaser chooses to obtain and notify Seller in writing on or before September 1, 1998 if Purchaser believes any title encumbrance existing against the Premises is not a Permitted Title Exception. Purchaser shall have no right to object to title to the Premises or not to close on the basis of title unless
(i) such objection is made in the manner and within the applicable time period as provided in the immediately preceding sentence or (ii) a new title encumbrance is recorded against the Premises after the date of Purchaser's title examination. If Purchaser is unable to complete its title and survey work by September 1, 1998, then if the parties mutually agree, the time period for completion of its title and survey work shall be extended to a date mutually agreed upon between the parties. Seller agrees not to unreasonably withhold its consent to such extension.



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


     5.   Contingencies for Due Diligence Investigations and Financing.

          5.1. Purchaser's Independent Investigation. Subject to the provisions of this Agreement, prior to September 1, 1998, Purchaser shall have the right to conduct or cause to be conducted with reputable companies and at Purchaser's sole cost and expense (except as otherwise agreed by the parties with respect to the Phase II environmental site assessment work described in a letter drafted July 17, 1998 by ENSR (the "Phase II Work"), the costs of which Phase II Work will be shared equally between Seller and Purchaser up to a maximum obligation owed by Seller of $12,725) such audits, assessments, reviews, investigations, inspections, tests and studies of the Property including all buildings, systems, fixtures and equipment, the environmental condition of the Premises, the title to the Premises, a survey of the Premises, the compliance of the Property with applicable laws and such other engineering, legal and other matters relating to or affecting the Property as Purchaser deems reasonably necessary or desirable in connection with its purchase of the Property ("Investigations"). If Purchaser is unable to complete its Investigations by September 1, 1998, then if the parties mutually agree, the time period for such Investigations shall be extended to a date mutually agreed upon between the parties. Seller agrees not to unreasonably withhold its consent to such extension.

          5.2. Conduct of Investigations. All Investigations under Paragraph 5.1 which are to be conducted at the Property shall be done at reasonable times after at least twenty-four hours prior notice (which may be oral) to Seller and/or its agent. Purchaser, its agents, employees, contractors, consultants, other representatives and anyone else acting by or on behalf of Purchaser (collectively, "Purchaser's Representatives") will at the Seller's request allow a representative of Seller to be present during any Investigations. Purchaser shall take all reasonable precautions to minimize the impact to the Premises of any Investigations. With respect to environmental site assessments other than the Phase II Work, Purchaser agrees to provide to Seller for prior approval the scope of any proposed activities relating to investigation of soil or groundwater quality or for the subsurface investigation of the Premises, and to permit Seller's representatives to be present during any such activities. If Purchaser or Purchaser's Representatives take any samples from the Land in connection with any environmental testing, then upon Seller's request, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Purchaser shall promptly deliver to Seller copies of all written results, reports and materials containing information relating to any



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     Investigation performed by Purchaser or Purchaser's Representatives with respect to the Premises, all of which results, reports and materials shall be addressed to Seller and upon which Seller shall be legally entitled to rely to the same extent as can Purchaser, provided, however, that if there is any additional cost associated with addressing such report to Seller (except for the report on the Phase II Work), Seller at its option may pay such additional costs and have such reports and results addressed to it or elect not to have such reports and results so addressed. Seller agrees to use commercially reasonable efforts (but at no cost or expense to Seller) to cooperate with Purchaser in the conduct of its Investigations including without limitation, the execution of applications to governmental authorities reasonably necessary for Purchaser with respect to its purchase of the Property.

          5.3. Restoration, Liability, Indemnity and Insurance. Purchaser shall, immediately after any entry, and any Investigation of the Premises restore the Premises at its sole cost to the condition which existed immediately prior thereto. Purchaser assumes all risks associated with Purchaser's and Purchaser's Representatives' entry and Investigations of the Premises and agrees to protect, defend (with counsel reasonably satisfactory to Seller), indemnify and hold harmless Seller and Seller's beneficiaries, attorneys, agents, and representatives from and against any and all costs, losses, claims, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys' fees) on account of any loss, damage or injury to any person or property (including without limitation the Premises) by reason of any act, omission or negligence of Purchaser or any of Purchaser's Representatives arising from, out of, in connection with or in any way related, directly or indirectly, to the entry or activities of Purchaser or Purchaser's Representatives on, at or with respect to the Premises, to the extent not caused in whole or in part by the negligence or wilful misconduct of Seller, its agents, employers or representatives. Purchaser shall, prior to any such entry, provide to Seller such evidence of insurance coverage, in such amounts, with such coverages (including liability insurance and worker's compensation insurance) and with such insurance companies, as are reasonably satisfactory to Seller, covering all activities to be conducted by Purchaser and Purchaser's Representatives. Such insurance coverages may not be materially changed or terminated without at least thirty (30) days prior written notice to Seller. This Paragraph 5.3 shall survive the Closing and any termination of this Agreement for a period ending one year from the Closing Date except as to claims of which Purchaser is notified on or before such date with respect to which claims this Paragraph 5.3 shall survive until such claims are finally resolved.



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


          5.4. Confidentiality. All information obtained by Purchaser or Purchaser's Representatives with respect to the Property, whether from Seller or independently (and whether directly or through outside consultants) shall be held in confidence by Purchaser and Purchaser's Representatives and not disclosed to third parties except as necessary in connection with obtaining financing to acquire the Property. Purchaser and Seller each agree to provide the other for prior approval with the proposed text of any press release or public statement or disclosure regarding the sale of the Property.

          5.5. Purchaser's Option to Terminate. If Purchaser is not satisfied with the results of the Investigations for any reason, then Purchaser shall notify Seller in writing specifying the nature of its dissatisfaction with the Property on or before September 1, 1998 and of Purchaser's election to terminate, in which event Purchaser shall comply with the requirements of Paragraph 5.6, and the Deposit, together with any interest thereon shall be returned to Purchaser and neither party shall have any further liability hereunder except for the obligations of Purchaser pursuant to Paragraphs
     5.3 and 24 hereof. If Purchaser fails to notify Seller on or before on or before September 1, 1998 whether it is satisfied with such results, then Purchaser conclusively shall be deemed to have waived Purchaser's right to terminate as a result of its Investigations. However, with respect to Investigations of environmental or title matters, it is agreed by Purchaser that if the results of the Investigations reveal a condition that will interfere with the Purchaser's Intended Use of the Premises or cause the costs of Purchaser's Intended Use of the Premises to exceed Purchaser's budget therefore or delay Purchaser's Intended Use, it will notify Seller in writing of its intent to terminate if such problem or condition is not cured to Purchaser's satisfaction at no cost to Purchaser within a time period acceptable to Purchaser to be set forth in the notice to Seller; provided, however, Seller may (but is not obligated to) cure such problem or condition within the time period set forth in Purchaser's notice by notifying Purchaser in writing within 5 business days from receipt of Purchaser's notice. If Seller so notifies Purchaser that it will, and thereafter on or before the date set forth in Purchaser's notice does, cure such problem or condition to Purchaser's reasonable satisfaction then this Agreement shall not terminate.

          5.6. Return of Due Diligence Information. If for any reason a Closing does not occur with respect to the Property, Purchaser shall (i) return to Seller all materials and other information regarding the Property that Seller has provided to Purchaser and all copies or photocopies thereof;
     (ii) deliver immediately to Seller copies of all written




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     results, reports and materials resulting from Investigations of the
     Property conducted by or at the direction of Purchaser or Purchaser's Representatives and not previously delivered to Seller; and (iii) destroy any remaining such materials and information in its possession. This Paragraph 5.6 shall survive the Closing and any termination of this Agreement.

          5.7. Investigations Resulting in Required Disclosure. Purchaser agrees that in the event the need arises under applicable law to notify any governmental authority of any condition at any of the Property, as a result of any findings in any environmental assessment or any other Investigation done by or at the direction of Purchaser or Purchaser's Representatives, Purchaser shall immediately notify Seller and Seller, not Purchaser or Purchaser's Representatives or anyone acting on behalf of Purchaser or Purchaser's Representatives, shall make such disclosure as Seller deems appropriate unless otherwise required by applicable law.

     6. Condition of Premises. Purchaser acknowledges that this Agreement provides for free, full and complete access to the Property and full opportunity to fully inspect and review the Property, including all buildings, systems, fixtures and equipment. Purchaser further acknowledges that this Agreement provides for free, full and complete access to fully inspect and review (i) the environmental condition of the Premises, (ii) the title to the Land and the Improvements, (iii) the compliance of the Property with applicable laws and (iv) such other engineering, legal, and other matters relating to or affecting the Property as Purchaser may find appropriate to satisfy itself as to all such matters. Purchaser's decision with respect to the ultimate purchase of the Property will be based solely upon its own Investigations. Except as provided in Paragraph 7, no guarantees, representations or warranties express or implied are made by Seller with respect to the Property. Purchaser expressly acknowledges and agrees that it is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, its attorneys, agents, representatives or any party purportedly acting on behalf of Seller as to any matters concerning the Property, except those expressly set forth in this Agreement. The Property is to be sold pursuant to this Agreement as is, where is. Purchaser hereby further acknowledges that any information Seller has provided to Purchaser has been provided to Purchaser for informational purposes only without any recourse, representation or warranty and that Seller does not represent, warrant or guarantee the contents or opinions contained in or the accuracy or completeness of, or the methodology of preparation used to produce, any such information. This Paragraph 6 shall survive the Closing.




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     7.   Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

     (a) Each of Sodexho USA, Inc. and Service Supply Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware for Sodexho USA, Inc., and the Commonwealth of Massachusetts for Service Supply Corporation.

     (b) Seller has all requisite and necessary legal right, power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder.

     (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder shall have been duly authorized by all requisite corporate action by August 12, 1998 and does not conflict with or result in the breach of any of the terms of the charter documents or bylaws of Seller or of any judgment, writ, injunction or decree of any court or governmental authority or any agreement or instrument to which Seller is a party or by which Seller is otherwise bound.

     (d) This Agreement shall, once the requisite corporate action occurs by August 12, 1998, be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity, bankruptcy, reorganization, and other similar laws affecting the enforcement of contracts generally.

     (e) There are no leases or other agreements currently in force and effect relating to the occupancy of the Land or the Improvements.

     (f) The Premises do not constitute all or substantially all of the property of Sodexho USA, Inc.

     (g) Seller has not received any written notice of any pending or proposed municipal betterment for which a lien could be imposed on the Land or the Improvements.

     (h) Seller has not received any written notice that all or any part of the Land or the Improvements is in any material violation of (i) any zoning, subdivision, building, health, traffic, environmental, flood control or other applicable rules,



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


          regulations, ordinances or statutes of any local, state or federal authorities or any other governmental entity having jurisdiction over the Land and Improvements or (ii) any outstanding easements, covenants, or other instruments affecting the Land and Improvements which violation would have a material adverse effect on the use or value of the Land and Improvements.

     (i) There are no suits, actions, orders, decrees, claims, writs, injunctions or proceedings pending against Seller, or affecting all or any part of the Land and Improvements or the operation thereof before any court or administrative agency or officer of which Seller has received written notice which, if adversely determined, would have a material adverse effect upon the operation or condition, financial or otherwise, of all or any part of the Premises.

     (j) Seller has not failed to furnish to Purchaser any contract or agreement relating to the Property or any amendments thereto other than matters of record which shall be binding on Purchaser from and after the Closing Date, or, to the knowledge of current employees of Seller involved in the operation and maintenance of the facility, any information which would be material to the Purchaser's Intended Use of the Property as it exists presently or at the Closing Date.

     (k) There are no condemnation proceedings pending and Seller has not received written notice of any proposed condemnation proceedings against all or any part of the Premises.

     (l) Except for the Lease, this Agreement and matters of record, there are no agreements or contracts affecting all or any part of the Property or the use thereof to which Seller is a party which would be binding upon or otherwise affect Purchaser or its nominee that would not be terminable at will by Purchaser without penalty from and after the Closing Date.

Seller shall have until August 12, 1998 to obtain the necessary votes of the board of directors of Seller and of the shareholder of Service Supply Corporation. If Seller does not notify Purchaser by such date then Seller shall be deemed to have received such approval, provided, however, that if Seller notifies Purchaser by August 12, 1998 that it has not received the necessary approval, then the Deposit, together with any interest thereon shall be returned to



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Purchaser and neither party shall have any further liability hereunder except for the obligations of Purchaser pursuant to Paragraphs 5.3 and 24 hereof.

     8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Purchaser has all requisite and necessary legal right, power and authority to execute and deliver this Agreement and to perform Purchaser's obligations hereunder.

     (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder shall have been duly authorized by all requisite corporate action and does not conflict with or result in the breach of any of the terms of the charter documents or bylaws of Purchaser.

     (d) This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general principles of equity, bankruptcy, reorganization and other similar laws affecting the enforcement of contracts generally.

     9. Maintenance of the Premises and Insurance; New Lease. Until the Closing, Seller shall (i) maintain in full force and effect the existing policies of insurance relating to the Premises and (ii) continue to operate the Premises in substantially the same manner as it is now being operated; provided, however, that Seller does not intend and shall not be obligated to repair, replace or improve the Premises in any material way. The Seller and the Purchaser shall enter into a lease agreement at the Closing with Seller as tenant and Purchaser as landlord providing for the continued occupancy of a portion of the Improvements by Seller after the Closing. Such Lease shall include the following provisions and shall otherwise be in substantially the form of the lease attached as Exhibit A subject to such changes as are mutually agreed to by the parties (the "Lease"):

     (a) The base rental rate shall be equal to $44,000 per month plus additional rent equal to actual operating costs, taxes and insurance costs for the Premises during the term of the Lease, all subject to pro-ration and rent abatement on a



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


          per diem basis for Seller moving out of the Premises, prior to the end of the term of the Lease.

     (b) The term of the Lease shall be until December 31, 1998; provided, however, that Seller will use its best efforts to vacate the Premises sooner than the aforementioned date if reasonably possible. Notwithstanding the foregoing, after the end of the term of the Lease and until February 28, 1999 Seller may, at its own expense, obtain and locate on the Premises at a location reasonably acceptable to Purchaser mobile trailers to house Seller's payroll department ("Payroll Trailers") . Seller shall pay all costs of any utilities for the Payroll Trailers and such trailers shall be subject to all of the terms of the Lease except base rent and additional rent shall be $0.00.

     (c) From and after the Closing during the term of the Lease while Seller is in sole occupancy and control of the Premises, Seller as tenant under the Lease shall be responsible for and shall indemnify Purchaser as landlord under the Lease from and against all hazardous substances released by, or environmental contamination caused by, Seller on, into, under or from the Premises.

     (d) Should Seller holdover in occupancy of the Premises beyond the term of the Lease and/or the term of permitted occupancy in the Payroll Trailers then Purchaser shall be entitled to pursue and collect damages from Seller for such holdover. Such holdover damages shall be limited to all actual costs incurred by Purchaser in returning the construction work contemplated for the Premises by Purchaser for the Purchaser's Intended Uses to the contemplated construction schedule and shall include costs such as overtime, extra mobilization of work forces and the like associated with accelerating work on such construction and actual out-of-pocket costs of collection including reasonable attorneys' fees.

Seller and Purchaser shall mutually agree on the final form of Lease within ten business days from the date hereof and shall then substitute such final form of Lease as Exhibit A to this Agreement.

     10.  Documents to be Delivered at the Closing.

     (a) At the Closing, Seller shall deliver to Purchaser the following documents each fully executed and, if required, acknowledged by
          Seller:


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



     (1) a quitclaim deed (the "Deed") conveying a good and clear record and marketable title to the Premises and Improvements to Purchaser subject only to the Permitted Title Exceptions;

     (2) an assignment and assumption of permits (the "Assignment") assigning all Contract Rights and Intangible Assets;

     (3)  the Lease;

     (4) an affidavit and indemnity as to mechanics' liens and persons in possession in a customary form reasonably acceptable to Purchaser's title insurance company;

     (5) an affidavit stating that Seller is not a foreign person or entity within the meaning of Section 1445 of the Internal Revenue Code, and complying with the Internal Revenue Service Regulations promulgated pursuant to Section 1445;

     (6) a designation agreement designating the party responsible for any Form 1099-B filings as may be required by the Internal Revenue Service's regulations;

     (7)  a closing statement;

     (8)  a corporate excise tax lien waiver for Service Supply Corporation;

     (9) such clerk's and/or secretary's certificates for Seller as are reasonably necessary to evidence requisite corporate authority of Seller;

     (10) any documents as are reasonably necessary to evidence or effect the termination of all service contracts with Seller for the maintenance, management and operation of the Premises; and

     (11) such other instruments, certificates and documents as are reasonably required in order to fully effectuate the terms of this Agreement.




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



     (b) At the Closing, Purchaser shall deliver to Seller the following documents each fully executed by Purchaser:

          (1) the Assignment assuming the Contract Rights and Intangible Assets with respect to the Land and the Improvements;

          (2)  the Lease;

          (3) a designation agreement designating the party responsible for any Form 1099-B filings as may be required by the Internal Revenue Service's regulations;

          (4)  a closing statement;

          (5) such secretary's certificate for Purchaser as is reasonably necessary to evidence requisite corporate authority of Purchaser; and

          (6) such other instruments, certificates and documents as are reasonably required in order to fully effectuate the terms of this Agreement.

     11.  Conditions of Property.


     (a) In addition to the performance or satisfaction in all material respects of all the other provisions of this Agreement by Seller, the Closing and the obligation of Purchaser to buy the Property under this Agreement shall be conditioned expressly on the satisfaction of the following conditions at the Closing Date:

          (1) the Improvements shall not have suffered a casualty resulting in the destruction of or damage in a material way to the structural integrity of the roof support, walls, steel superstructure or other major structural components of the Improvements.

          (2) no eminent domain proceedings shall have taken place or be pending which involve the condemnation or taking of any portion of the Premises which impairs vehicular or pedestrian access to the Premises or causes the Improvements no longer to be able to comply with applicable zoning



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



               in any material respect or to be able to be used for the Purchaser's Intended Use.

          (3) delivery of full possession of the Land and Improvements, free of all tenants and occupants, except for Seller under the Lease, to Purchaser, the Land and Improvements to be then (i) in the same condition as they now are, reasonable wear and tear and casualties and takings as provided in clauses 1 and 2 above excepted, (ii) not in violation of any applicable encumbrance referred to in Paragraph 4 hereof in any material respect, (iii) free of all of Seller's equipment, furnishings, machinery, trade fixtures and all tangible personal property except such as remains in the space occupied by Seller under the Lease, and (iv) free of all remaining trash, debris and related materials.

          (4) no tenants or occupants shall occupy the Land and Improvements except Seller under the Lease.

     (b) Should Purchaser choose or be obligated in the event of any casualty or any taking of any portion of the Premises, to proceed to a Closing, then all unexpended proceeds and all rights to insurance proceeds and taking proceeds, as applicable, together with the amount of any applicable unexpended deductible, shall be assigned and paid over by Seller to Purchaser.

     (c) Purchaser may waive any of the foregoing conditions in this Paragraph 11 and any such waiver shall not be deemed a waiver or modification of any other conditions.

     12. Failure of Conditions. If (i) Seller shall be unable to give title, make conveyance or deliver possession of the Property, all as herein stipulated,
(ii) at the time of the Closing the Property does not conform with the provisions hereof in all material respects or (iii) any other condition to Purchaser's obligation to purchase the Property shall not be satisfied or waived at the time of the Closing (each such event referred to in the foregoing clauses
(i), (ii) and (iii) being hereinafter called a "Failure of Condition"), then Seller, for a Failure of Condition arising out of clause (i) or (ii), and Purchaser, at Purchaser's election, for a Failure of Condition arising out of clause (iii), shall give written notice thereof to the other at or before the time of the Closing, and thereupon, at Seller's option, the time of the Closing shall be extended for a period of up to 60 days, during which time Seller shall use reasonable efforts to cure such Failure of Condition. Such efforts of Seller to cure such Failure of Condition shall not require Seller to expend more than $300,000 in costs and expenses in such efforts; provided, however, if any such Failure of Condition relating to the condition of title to the Land and Improvements is a result of a voluntary consensual action by Seller to so encumber the title to the Land and Improvements such dollar limit to Seller's efforts shall not apply. If the time of the Closing is extended and if at the end of such extension period Seller shall have failed so to cure such Failure of Condition, as herein provided, or if at the Closing there is a Failure of Condition and the time of the Closing is not extended by Seller, and, in either such instance, if Purchaser, at its election, does not waive any such Failures of Condition, then the Deposit and all interest accrued thereon shall be forthwith refunded to Purchaser and all other obligations of the parties hereto shall cease and this Agreement shall be null and void and the parties hereto shall have no further obligation or liability arising hereunder (except for Purchaser's obligations (i) for Violations, which shall continue in accordance with Paragraph 18 and (ii) as otherwise provided in Paragraph 20).

     13. Purchaser's Election to Accept Title. Purchaser shall have the additional election, at either the original or any earlier or extended time for performance, to waive any Failure of Condition and to accept such title as Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price without deduction (but subject to adjustment as provided in Paragraph 15 hereof), reduced by an amount equal to the sum of all amounts required to remove all encumbrances described in Paragraph 12 which secure the payment of money and which have not been removed by Seller, in which case Seller shall convey such title to the Property.

     14. Application of Purchase Money to Liens. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests; provided that all instruments so procured are recorded at Seller's expense either (i) prior to or simultaneously with the recording of the Deed, or (ii) where such title encumbrances constitute mortgages, assignments of leases and rents, UCC-1 financing statements and the like from an institutional lender, and a payoff letter has been obtained but discharges, releases or terminations thereof are not yet available, as soon thereafter as Seller may reasonably obtain the same from such institutional lender.

     15.  Apportionments and Costs.

     (a) Real estate taxes, water, sewer and other utility charges and fuel shall be apportioned as of the Closing Date on the basis of a 365-day year and the net amount thereof if due to Seller shall be added to the amount payable under Paragraph 2 hereof, and if due to Purchaser shall be subtracted from such amount. To the extent that such apportionments may not reasonably be determined at such time, they shall be determined and paid as soon as practicable after the Closing. Seller shall obtain final bills for any utility charges that it can arrange in which case such final amounts shall be separately paid by Seller and need not be adjusted between the parties.

     (b) All municipal assessments or betterments assessed after the date of this Agreement shall be paid by Purchaser.

     (c) Seller shall pay at the Closing all Deed Stamp Excise Taxes payable in connection with the conveyance of the Premises pursuant to this Agreement.

     (d) Each of the parties hereto shall pay the costs of their own respective counsel and any costs or expenses incurred by such party in connection with this transaction. Purchaser shall pay all costs of its Investigations (except as otherwise agreed in Paragraph 5.1) including of title and survey matters and of obtaining any financing in connection with acquiring the Property.

     (e) Seller will arrange to terminate all of its existing service contracts for the management, maintenance or operation of the Premises and shall be responsible to pay in full all such vendors and all bills and claims for labor performed and materials furnished to or for the benefit of Seller with respect to the Property.

     16. Brokers. Purchaser and Seller each warrants and represents that such party has only dealt with Lynch as a broker with respect to this transaction and with respect to the Property. Upon and only upon the Closing and consummation of this transaction, Seller shall pay such broker an agreed upon commission equal to 2% of the Purchase Price for acting as broker to this transaction. Each of Purchaser and Seller agrees to indemnify and hold harmless the other party from and against all claims for brokerage or commission on account of this sale arising out of dealings with the party from whom indemnification is sought.

     17. Escrow of Deposit. The Deposit and interest accrued thereon shall be held in escrow by Ropes & Gray as escrow agent subject to the terms of this Agreement, and shall be duly accounted for in accordance with this Agreement.

     The escrow agent shall not be liable for any action or nonaction taken in good faith in connection with the performance of its duties hereunder, but shall be liable only for its own willful default or misconduct. Purchaser and Seller agree to indemnify and hold harmless the escrow agent from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) arising out of any act or action taken by it in good faith in connection with the performance of its duties hereunder, provided that Purchaser and Seller shall not indemnify the escrow agent against any loss, damage, liability, cost or expense arising out of willful misconduct, gross negligence, fraud or any violation of the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary with respect to the obligations of the escrow agent, should any dispute arise with respect to the delivery and/or ownership or right to possession of such amount, the escrow agent shall have no liability to any party hereto for retaining dominion and control over such amount until such dispute shall have been settled:

(i)  by mutual agreement between the parties; or

(ii) by final order, decree or judgment by a court of competent jurisdiction in the United States of America (and no such order, decree or judgment shall be deemed to be "final" unless and until the time of appeal has expired and no appeal has been made);

and the escrow agent shall make payment of such amount as the parties may have mutually agreed or in accordance with such final order, decree or judgment. In no event shall the escrow agent be under any duty whatsoever to institute or defend any such proceeding.

     Ropes & Gray may resign as escrow agent hereunder, in its sole discretion, by giving 24 hours' written notice to Purchaser and Seller. If Purchaser and Seller are unable to agree on a substitute escrow agent within 48 hours after such notice, Ropes & Gray may transfer the Deposit, subject to the terms of this Agreement, to any bank with offices in Boston, Massachusetts having capital of not less than $50,000,000.00 or, Ropes & Gray may transfer the Deposit to any Court with jurisdiction over the matter.

     It is understood by all of the parties hereto that Ropes & Gray has, is and shall continue to act as Seller's counsel in connection with the transaction contemplated by this Agreement.

All of the parties hereby agree that Ropes & Gray may continue in all respects to fully represent Seller in connection with this transaction and in any litigation or other controversy that may arise between any of the parties hereto or their affiliates notwithstanding that Ropes & Gray is acting as escrow agent hereunder.

     18. Damages. If Purchaser shall default in the performance of its obligations hereunder (including Purchaser's failure to indemnify and restore as provided in Paragraph 5.3, or Purchaser's violation of Paragraph 24, if applicable and if any [a "Violation"]), and Seller shall not be in default hereunder, the Deposit and interest accrued thereon shall be paid to Seller in full payment of Seller's damages resulting from Purchaser's default as liquidated damages and not as a penalty. Further, in the event of any Violation, Seller's rights and remedies shall not be limited and for any Violation, Seller may seek to recover damages and any cost and expense owned to Seller in addition to the Deposit and interest accrued thereon together with attorneys' fees and costs associated with recovering and collecting the amount related to such Violation. In the event of any Violation, Seller may elect any appropriate action available in equity or by law, such rights and remedies being cumulative and the exercise of one or more such right or remedy by Seller shall not be construed to be a waiver of any of the others.

     19. Assignments. Seller may from time to time assign, subject to its obligations herein, all of its right, title and interest under this Agreement. Purchaser may only assign its right, title or interest under this Agreement to an entity controlled by Purchaser and then only in accordance with the procedure for assignment set forth in this Paragraph 19. Notwithstanding the foregoing sentence, Seller agrees that Purchaser may assign its right, title and interest under this Agreement to a non-affiliated entity should it elect to finance the sale through a so-called "synthetic lease financing". At least five business days prior to making any assignment of its right, title or interest under this Agreement Purchaser shall first notify Seller in writing and supply all material details regarding such assignment including information regarding the makeup of the assignee and such other information as is reasonably requested by Seller to allow Seller to confirm that the proposed assignment is to a permitted assignee. Purchaser's proposed assignee shall expressly assume Purchaser's obligations under this Agreement in a form and manner acceptable to Seller and Purchaser shall not be released from such obligations. Any assignment by Purchaser of its right, title or interest under this Agreement in violation of this Paragraph 19 shall be null and void, and shall allow Seller, at its option, to deem Purchaser in default of its obligations hereunder. This Agreement shall be binding and inure to the benefit of the parties hereto and Seller's successors and assigns and Purchaser's permitted successors and assigns.

     20. Survival Provisions; Acceptance of Deed. On the termination hereof, all of the terms and provisions of this Agreement shall be void and of no further force and effect and neither Purchaser nor Seller shall have rights, obligations or liabilities hereunder except for this Paragraph 20 and Paragraphs 5.3, 5.6, 16 (if applicable) and 24 which shall survive such termination and continue in effect in accordance with their terms indefinitely. The acceptance of the Deed, by Purchaser or Purchaser's permitted assignee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained or expressed except any adjustments which need pursuant to Paragraph 15(a) to be finally determined after the Closing, which shall survive the Closing until finally adjusted.

     21. Further Assurances. The parties agree to execute any and all additional instruments and documents as may be reasonably required to fully effectuate the terms of this Agreement.

     22. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or recognized overnight courier or mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed in the case of Purchaser to it at the address set forth on Page 1 hereof, Attention: Mr. Paul J. Mellett, Jr., with a copy to Palmer & Dodge, at One Beacon Street, Boston, Massachusetts 02108,
Attention: Tom Schnorr, Esq., and in the case of Seller to it at the address set forth on Page 1 hereof, Attention: Mr. Robert E. Drury, with a copy to Ropes & Gray at One International Place, Boston, Massachusetts 02110, Attention: Walter
R. McCabe III, Esq., or to such other address and to such other person's attention as either Purchaser or Seller may from time to time specify by like notice to the other. Notices shall be deemed given when delivered or mailed as aforesaid.

     23. Time. Time is of the essence in this Agreement. If any date for providing a notice or obtaining consent or approval should fall on any day which is not a business day in Massachusetts then such date shall be extended to the next following business day.

     24. No Recording. Purchaser agrees not to record this Agreement or any notice hereof in the Registry of Deeds. If Purchaser nonetheless records this Agreement or a notice thereof, Seller, at its option, may declare Seller's obligations hereunder to be null and void and may deem Purchaser in default of its obligations hereunder, whereupon this Agreement shall terminate except as provided in Paragraph 20 and any recorded copy of this Agreement or notice thereof shall for all purposes be considered null and void between the parties hereto and shall not be a notice to or binding in any way on third parties.

     25. Miscellaneous. This instrument may be executed in one or more counterparts which together shall constitute one instrument. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The captions to the paragraphs hereof are for convenience of reference only and are not intended to affect the meaning of the provisions of this Agreement. This Agreement is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract and understanding between the parties superseding any prior oral or written agreements including the Letter of Intent dated June 8, 1998, and may be canceled, modified, or amended only by a written instrument executed by both Seller and Purchaser.

     IN WITNESS WHEREOF, this instrument has been executed by each of the parties hereto, under seal, by a duly authorized officer or person, as of the date first written above.

                                       PURCHASER:

                                       GELTEX  PHARMACEUTICALS, INC.



                                       By:______________________________________
                                            Name:
                                            Title:


                                       SELLER:

                                       SODEXHO USA, INC.



                                       By:______________________________________
                                            Name:
                                            Title:

                                       SERVICE SUPPLY CORPORATION



                                       By:______________________________________
                                          Name:
                                          Title:




     The undersigned agrees that it acted as broker and as agent for the Purchaser in the above described transaction and joins in this Agreement and agrees to the terms hereof relating to the broker, expressly including Paragraph 16 hereof:


                                       BROKER:

                                       LYNCH MURPHY WALSH & PARTNERS, INC.



                                       By:______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                                   Exhibit A-1


1. The parcel of land with all buildings and other improvements thereon, situated on and westerly of Second Avenue in Waltham, Massachusetts, shown as Lot 15 on a Plan of Land in Waltham, Mass. dated 4 Sept. 1963 by Raymond
     C. Pressey, Inc., bounded and described as follows:

            NORTHEASTERLY on Second Avenue 60.00 feet;
            SOUTHEASTERLY on other land of the Grantors shown as
                         Lot 16 on said Plan 210.32 feet;
            NORTHEASTERLY on the same by four lines measuring
                         40.50 feet, 97.44 feet, 185.90 feet and 117.88
                         feet which run along the center of the 20-foot
                         sewer easement shown on said Plan;
            SOUTHERLY on the same 234.69 feet;
            EASTERLY on the same 144.06 feet;
            SOUTHERLY    on other land of the Grantors by three lines
                         measuring 1.83 feet, 425.15 feet and 21.31 feet;
            WESTERLY     in part on other land of the Grantors, there
                         measuring 349.60 feet and in part on land designated on said Plan as Lot B Plan 1740 of 1957, 171.13 feet; NORTHERLY on land designated on said Plan as Lot 8A 387.04 feet; and
           NORTHWESTERLY on other land of the Grantors shown as Lot 17 on said Plan by two lines measuring 21.03 feet and
                         204.74 feet.

            Containing according to said Plan 300,020 square feet of land.

     Being a portion of the first parcel of land described in deed from Russell
     N. Cox and others, Trustees, to Alicia E. Evers to the use of Russell N. Cox and others, Trustees of Waltham Real Property Trust dated July 31, 1961, recorded with the Middlesex South District Registry of Deeds, Book 9870, Page 021. See also release from Alicia E. Evers to Russell N. Cox et al., Trustees, dated July 31, 1961, recorded with said Deeds, Book 9870, Page 026; and

     The right to use for all purposes for which streets are commonly used, including the installation and maintenance of pipes, conduits and poles, for sewer, water and all other utilities, (a) the 30-foot strip of land lying southerly of and adjacent to Lots 15 and 16 on said Plan and extending to Second Avenue and (b) Second Avenue from the easterly end of said 30-foot strip to Winter Street in common with all others from time to time entitled, subject as to said 30-foot strip to the rights of the City of Waltham under the sewer taking recorded with said Deeds in Book 9772, Page 071.

2. The parcel of land situated on Second Avenue in Waltham, Middlesex County, Massachusetts, shown as Lot 24 on a Plan of Lots 23 and 24, Waltham, Massachusetts dated 3 March 1965, by Raymond C. Pressey, Inc., recorded with said Deeds in Book 10899, Page 121, bounded and described as follows:

               Commencing at a point on the westerly line of said Second Avenue at the Southeast corner of said Lot 24, thence running south 88 degrees 04'07" west, 117.92 feet to a point; thence north 14 degrees 56'20" west, 117.88 feet to a point; thence north 24 degrees 41'20" west, 185.90 feet to a point; thence north 37 degrees 45'20" west,
          97.44 feet to a point; thence north 3 degrees 56'40" east, 40.50 feet to a point; thence north 58 degrees 27'11" east, 210.32 feet to a point on the westerly line of Second Avenue; thence south 31 degrees 32'49" east, 78.76 feet along Second Avenue to a point; thence along Second Avenue by a curve to the left having a radius of 350 feet and an arc or distance of 178.63 feet; then south 2 degrees 18'20" east,
          270.38 along the westerly line of Second Avenue to the point or place of beginning, containing according to said Plan 87,070 square feet of land.

     Being a portion of the first parcel of land described in deed from Russell
     N. Cox and others, Trustees, to Alicia E. Evers to the use of Russell N. Cox and others, Trustees of Waltham Real Property Trust dated July 31, 1961, recorded with said Deeds, Book 9870, Page 021. See also release from Alicia E. Evers to Russell N. Cox et al., Trustees, dated July 31, 1961, recorded with said Deeds, Book 9870, Page 026.